Exhibit 99.1

Contact:

Bing Lin

Chief Executive Officer

CM Seven Star Acquisition Corporation

+852 63585597

CM Seven Star Acquisition Corporation Announces Pricing of $180,000,000 Initial Public Offering

NEW YORK, Oct 25, 2017 – CM Seven Star Acquisition Corporation, (NASDAQ: CMSSU) (the “Company”), today announced the pricing of its initial public offering of 18,000,000 units at an offering price of $10.00 per unit, before underwriting discounts and commissions. Each unit consists of one ordinary share, one-half of a redeemable warrant and one right. Each whole redeemable warrant entitles the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share. Each ten rights entitle the holder thereof to receive one ordinary share at the closing of a business combination. In addition, the Company has granted to the underwriters a 45-day option to purchase up to an additional 2,700,000 units at the initial public offering price per unit, before underwriting discounts and commission.

The units are expected to begin trading tomorrow, October 26, 2017 on the NASDAQ Capital Market under the ticker symbol “CMSSU.” On or prior to January 23, 2018, each unit will become separable into each of its components and each such component security will begin trading separately. The ordinary shares are expected to trade on The NASDAQ Capital Market under the ticker symbol “CMSS,” the warrants are expected to trade under the ticker symbol “CMSSW,” and the rights are expected to trade under the ticker symbol “CMSSR.”

EarlyBirdCapital, Inc. acted as sole book-running manager and I-Bankers Securities acted as co-manager of the offering. The offering is being made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement on Form S-1 (No. 333-220510) relating to the securities being offered and sold in the initial public offering was declared effective by the Securities and Exchange Commission on October 25, 2017. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company is a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.